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                                                                 EXHIBIT (a)(18)

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                       NATIONWIDE ANSWERS YOUR QUESTIONS
                       NATIONWIDE HOTLINE: 1-877-655-6417
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                                AUGUST 12, 1998


Q#1: I'M PREGNANT, DUE FEBRUARY 1999. WILL ALLIED SICK TIME AND VACATION TIME ROLL OVER? HOW WILL I BE PAID?

               If a decision is made to enroll ALLIED employees in the Nationwide Insurance Enterprise benefits plans, those plans do not include any carryover of sick leave from one benefit period to the next. Under the Nationwide plans, employees can carry over 10 days of unused vacation from year to year.
               The maternity leave policy typically followed by the companies for uncomplicated pregnancy/maternity situations is that maternity leave may begin two weeks prior to the estimated date of delivery and continue for up to six weeks after a normal delivery or up to eight weeks after a caesarian delivery. Typically, we treat employees as disabled during this period of time. Benefits can begin earlier than this time if pregnancy prevents an employee from working and can continue beyond these typical periods of absence should there be a continuing post-partum need. The amount of benefit during this leave is determined by the sick leave schedule presented in the July 22 Update.

Q#2: IF I ROLL OVER STOCK TO NATIONWIDE'S 401(k) AND WANTED TO BORROW FROM THAT, WHAT PERCENTAGE CAN I BORROW? IF I TERMINATED OR QUIT WHAT WOULD HAPPEN IN THE CASE OF PAYING BACK THE LOAN AMOUNT?

               You cannot roll over stock to the Nationwide Insurance Enterprise Savings Plan (NIESP) since the NIESP does not have common stock as an investment option. If you roll assets to the NIESP, such as a cash distribution from the ALLIED Employees Stock Ownership Plan (ESOP), the funds would generally become available for loan purposes. All rollover funds are 100% vested.
         The maximum NIESP loan amount is the lesser of:
            * $50,000 Less the highest outstanding loan balance during the previous 12 months, or
            * 50% of the vested account balance.
               Multiple loans are available. The combination of loan repayments cannot exceed 33% of pay. The loan must be completely paid when employment ends unless you terminate employment after reaching age 55 with 5 years of vesting service, if so, you can continue loan payments on a quarterly basis by personal check.

Q#3: IF WE TRANSFER MONEY INTO THE NATIONWIDE 401(k) HOW SOON CAN WE BORROW FROM THAT?

               If you elect a rollover of ESOP funds into the NIESP, those funds are generally available to meet the loan requirements. See Q&A #2.
               You should be able to immediately generate a general loan using the Savings Line (a voice response unit) during the same phone call in which you confirm that the rollover/transfer has been competed. In other words, once you confirm the money is there, you can elect a loan.

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Q#4:     I AM A PART-TIME EMPLOYEE WORKING 1,000 HOURS OR MORE ANNUALLY. AM I
         ELIGIBLE FOR THE 401(k) AND MEDICAL BENEFITS?

               Yes. Salaried employees who are regularly scheduled to work at least 38.75 hours per bi-weekly pay period (approximately, 1,007 hours per year) are eligible to participate in all benefits plans. If you continue as a part-time employee you will be eligible for the Nationwide 401(k) program. Sick leave, vacation, personal days and family illness day benefits reflect the regularly scheduled hours of work of a part-time employee--they are pro-rated based upon the number of hours the employee is regularly scheduled to work as of the award date. Under these plans, for part-time employees, one day equals 1/10 of their regularly scheduled bi-weekly hours.

Q#5: IF YOU PUT YOUR ROLLOVER MONEY INTO A 401(k) PROGRAM CAN YOU THEN TAKE THE MONEY OUT AND PUT IT INTO AN IRA? CAN YOU MOVE YOUR MONEY?

               The Nationwide Insurance Enterprise Savings Plan (NIESP) is designed to help you save for your future. If you roll or transfer funds to the NIESP during your employment, you will generally have access one of two ways:
               * You can elect a loan from the plan, or
               * You can elect a withdrawal of rollover funds and earnings on those funds.
               If you do make a withdrawal, you can still continue your employee contributions to the plan and receive additional matching contributions. Withdrawals may be subject to taxation and your tax advisor should be consulted. A withdrawal can be rolled into an IRA.
               We expect the NIESP to be amended to permit the withdrawal at any time of rollover contributions. Currently an employee must have completed five years of service to make such a withdrawal. We anticipate that ALLIED service will count toward that requirement.

Q#6: WHAT HAPPENS IF YOU ROLL 100% TO THE NATIONWIDE 401(k) PLAN--THEN IN THE SAME YEAR TAKE SOME CASH? CAN THIS COME OUT OF THE 401(k) OR WOULD YOU NEED TO FIRST MOVE PART OF IT TO AN IRA--THEN MAKE A TAXABLE WITHDRAWAL?

               You can withdraw all or part of your account under certain circumstances. Please refer to the answer to Q#5 for details.

Q#7: IF I UNDERSTAND CORRECTLY, YOU CAN WITHDRAW NATIONWIDE'S MATCHING CONTRIBUTIONS AT ANY TIME. LET'S SAY YOU'RE CONTRIBUTING 6%, DOES NATIONWIDE'S MATCH GO IN EACH PAY PERIOD OR AT THE END OF THE YEAR?

               Here's an example of how the company match will work, payday by payday:
               Our example employee earns $26,000 per year ($1,000 per biweekly payday) and wants to defer 6% of pay ($60 per payday). The company match would be $30 per payday, 50% of $60.
               The NIESP actually calculates the company match using year-to-date contributions and earnings. The result is that you have the option to vary your contribution percentage each payday, and still receive the maximum company matching contribution within a calendar year.
               The company matching contributions can only be withdrawn after an employee completes five years of service. Any withdrawal of company matching contributions will be subject to income taxation and in may cases, a 10% penalty tax if taken prior to the time the employee reaches age 59 1/2.

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Q#8:     COULD I ROLL 1/4 OF MY ESOP DISTRIBUTION INTO THE NATIONWIDE 401(k) AND
         THE REST INTO AN IRA? IS THERE A MINIMUM DOLLAR FIGURE OR PERCENTAGE OF MONEY WHICH MUST BE TAKEN FOR A CASH DISTRIBUTION? THIS IS A LARGE SUM OF MONEY. WILL I BE ABLE TO DESIGNATE MULTIPLE PLACES TO ROLL THE
         MONEY? WHAT ARE THE PARTIAL DISTRIBUTION OPTIONS OR PENALTIES?

               We expect that you will have control of how your ESOP distribution will be made. Our understanding is that you will have the option of rolling funds to an IRA and then, sequentially, rolling funds to the NIESP. Another option would be to roll funds to the NIESP, and then, sequentially, roll funds to an IRA. Regardless, we expect you will have the option to elect to roll over any portion of your ESOP distribution to the NIESP.
               You should direct all questions concerning the distribution of the ESOP monies by SYSM to ESOP which is answered by ALLIED Employee Stock Ownership Plan representatives--including questions on distribution methods and any tax penalties.

Q#9: IT LOOKS LIKE ALL THE FUNDS OFFERED BY NATIONWIDE ARE SOLD THROUGH VARIABLE ANNUITIES. IF SO, WHAT IS THE SURRENDER CHARGE ON EACH?

               While the funds offered in the NIESP are wrapped in a variable annuity contract, there is no surrender charge on any fund. All of the funds offered in that plan, other than the Guaranteed Fund, provide a return based on the investment performance of a particular mutual fund or variable annuity funds. The Guaranteed Fund provides a fixed rate of return. The Guaranteed Fund is not a variable annuity.

Q#10: THE NATIONWIDE 401(k) INVESTMENT CHOICES ARE "GROUP SEPARATE ACCOUNT ANNUITIES" AS OPPOSED TO THE T. ROWE PRICE MUTUAL FUNDS WE HAVE AS INVESTMENT CHOICES NOW. I NEED TO KNOW MORE ABOUT THE GROUP SEPARATE ACCOUNT ANNUITIES AND HOW THEY COMPARE TO A MUTUAL FUND. WOULD OUR MONEY GO INTO THE ACTUAL MUTUAL FUNDS NAMED OR INTO SEPARATE FUNDS THAT ATTEMPT TO TRACK THE BEHAVIOR OF THE MUTUAL FUNDS CHOSEN?

               Nationwide's philosophy is that 401(k) plans should include a variety of investment options from multiple fund houses, rather than being limited to the funds available from a single fund house. That's because different fund houses have different strengths. NIESP includes a total of 15 different investment options managed by a variety of fund houses, including American Century, Dreyfus, Fidelity, Neuberger & Berman, Warburg Pincus as well as Nationwide and others. You can learn about each of these options, including historical returns and charges, by reading the investment profiles that were included in the packet handed out at the employee meetings.
               The "group separate account annuity" (which is synonymous with variable annuity) makes this possible. It provides a convenient "wrapper" around the various funds, allowing money to move freely among them. Your NIESP money will be invested in the funds themselves, and returns passed on to your account.

Q#11: WILL THE SHARE PRICE OF THE NEUBERGER & BERMAN PARTNERS TRUST AS REPORTED IN THE WALL STREET JOURNAL BE THE SAME AS THE NATIONWIDE FUND OF THE SAME NAME?

               The Neuberger & Berman Partners Trust fund is the same as the one listed in the Wall Street Journal. The tickler symbol is NBPTX.
               The share price, for purposes of the NIESP, of this and other funds cannot be found in financial publications. Unit values are developed internally and vary from the public prices due to a

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         difference between the expense under the contract and the expense paid by the public. Typically, the expenses paid by the NIESP are less than those assessed to public participants. You can identify the expenses paid by NIESP participants by reviewing the information in the fund profiles.
               Performance of the public funds reported in financial publications will be consistent with the performance of the funds invested in the NIESP. Published fund performance information will be very close to the performance of the fund option in the plan. If you need specific information, you can track the daily performance of your investments by reviewing your quarterly savings plan statement or by calling the Savings Plan Hotline.

Q#12: ARE THERE ANY EXPENSES, CHARGE, LOADS, ETC., TAKEN OUT OF THE NATIONWIDE 401(k) INVESTMENT CHOICES IN ADDITION TO THOSE IN THE EXPENSE BREAKDOWN BOX ON THE BACK OF EACH INDIVIDUAL FUND PROFILE? IF SO WHAT ARE THEY AND WHAT ARE THEY PROVIDING?

               There are no expenses taken out of the Nationwide 401(k) investment choices that are in addition to those in the expense breakdown box on the back of the individual funds profiles.

Q#13: IF AN ALLIED EMPLOYEE TRANSFERS ESOP PROCEEDS TO THE NATIONWIDE 401(k) AND LATER TERMINATES EMPLOYMENT AND LEAVES THEIR ACCOUNT AT NATIONWIDE, ARE CHARGES THE SAME AS FOR SOMEONE WHO REMAINS AN EMPLOYEE?

               All participants are treated the same whether active or terminated.

Q#14: WHY IS THERE A DIFFERENCE BETWEEN THE SUMMARY PAGE OF ANNUALIZED RATE OF RETURN AND ACTUAL FUND PAGES NATIONWIDE GAVE US? FOR EXAMPLE, IVESCO INDUSTRIAL INCOME FUND ON 6/30/98 FOR 10 YEARS IS 16.6% AND THE ACTUAL FUND PAGE SAYS 17.2%. WHY THE DIFFERENCE?

               The summary page is calculated by taking the rate of return for the first six months of 1998. The ten year average is from July 1, 1988 to June 30, 1998. The Investment Profile fund pages had not been updated for performance after the first calendar quarter 1998 and reflects 10 year performance for the period April 1, 1988 to March 31, 1998.

Q#15: THE NIESP LOAN INFORMATION STATES THAT THERE IS A TYPE OF LOAN CALLED "PRINCIPAL RESIDENCE." THIS LOAN CAN BE USED TO HELP YOU ACQUIRE A HOME. IT ALSO STATES THAT THERE MUST BE A FIRST MORTGAGE ALREADY IN PLACE. THIS SEEMS CONTRADICTORY. ARE THERE ANY OTHER ACTIVITIES THAT WOULD QUALIFY FOR PRINCIPAL RESIDENCE LOAN? FOR EXAMPLE, COLLEGE, REMODELING, REFINANCING?

               No. A principal residence loan can only be obtained for the purpose of acquiring a principal residence.
               Principal residence loan monies can be used to replace funds that might otherwise have been used to buy the home. Those other funds can then be used for any purpose, including the ones you identified in your question--car, college, refinancing the down payment, refinancing the first mortgage, remodeling, financing the purchase of a vacation home, vacation, pocket money, etc.
               For example, an individual purchasing a $100,000 home who has $20,000 for a down payment, could execute a first mortgage of $80,000, then, coincident with closing, obtain execute a principal residence loan for $20,000. The maximum residence loan is equal to the purchase price of the home plus the cost of improvements less any other outstanding debt. The individual could then use the money that would have been used to make the down payment as he or she sees fit.

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